June 20, 2023

Robert Stein
[***]

Re: Confidential Separation Agreement and General Release

Dear Bob,
As discussed, your employment relationship with MIMEDX Group, Inc. (“MIMEDX”) has ended, effective July 1, 2023. In recognition of your service to MIMEDX, however, you are being offered separation benefits if you elect to sign the enclosed Confidential Separation Agreement and General Release (“Agreement”). You have 60 days to consider the terms of this Agreement. If you wish to accept the Agreement, please return your signed Agreement to Kate Surdez at ksurdez@mimedx.com (301.660.0592).
Regardless of whether you sign the Agreement, you must return any company issued property in your possession to my attention. If you have any personal belongings in your office, you can contact me to arrange a mutually convenient time to retrieve those items.
You will receive your final pay deposit at the end of July. You will also receive information regarding your Company benefits, as well as information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985.
If you have any questions regarding this matter, please contact me at the number listed above.

Sincerely,

/s/ Kate Surdez
Kate Surdez

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is hereby entered into by and between Robert Stein (“Employee”) and MIMEDX Group, Inc. (“Company”). Employee and Company may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Company employed Employee most recently in the position of President, Regenerative Medicine and Biologics Innovation in Marietta, GA;
WHEREAS, Company and Employee seek to separate from their employment relationship under the mutually agreed upon terms and conditions set forth in this Agreement;
WHEREAS, Company offers Employee the separation benefits described under this Agreement;
WHEREAS, the Parties wish to resolve, finally and completely, and with prejudice, any and all issues, disputes or matters between them, without admitting liability; and
NOW THEREFORE, in consideration of the promises and covenants set forth below, the Parties, each intending to be legally bound, hereby agree as follows:
1.    Separation Date; Final Paycheck; and Termination of Employment Benefits.
(a)Employee’s employment with Company completely and permanently terminated, effective July 1, 2023 (the “Separation Date”). This Agreement will be effective only if Employee signs it on or after the Separation Date. After the Separation Date, Employee will not represent himself as being an employee, agent or representative of Company for any purpose, nor will he engage or attempt to engage, directly or indirectly, in any business on Company’s behalf or otherwise act in a manner that might bind Company.
(b)In accordance with Company’s normal payroll practices, the Company will tender Employee a final payment for all unpaid wages that Employee earned through the Separation Date, including without limitation payment for accrued, but unused vacation benefits, subject to all applicable taxes and deductions, by mailing a check to Employee for that amount or, if Employee elected to be paid by direct deposit during Employee’s employment with Company, by causing that amount to be direct deposited into Employee’s designated bank account. Employee acknowledges that, other than the final pay described under this subsection 1(b), Company owes Employee no other wages, benefits, leave (paid or unpaid), overtime, bonuses, compensation, or other payment of any kind.
(c)If Employee enrolled in the group medical, dental and/or vision benefits plan for which Employee was eligible during him Company employment, Employee’s coverage under said plans will continue until the last day of the month in which the Separation Date occurs. Thereafter, Employee may be eligible to elect continued coverage of such insurance benefits after said extended coverage period expires, pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee will receive appropriate notice and forms regarding such coverage under COBRA. Employee will be solely responsible for electing and enrolling in COBRA continuation coverage in an appropriate and timely manner and for any and all required payments, including any premium payments, relating to such COBRA coverage, except as outlined in Section 2 of the Agreement.
(d)After the Separation Date, Employee shall no longer participate in, be covered by, or be eligible under any of the employee benefit plans, policies or programs offered
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by Company, unless otherwise provided under the terms and conditions of such employee benefit plans, policies or programs or by governing law. Nothing in this Agreement shall constitute a waiver of any right that Employee may have to any vested benefit under such employee benefit programs or plans of Company pursuant to the terms of such employee benefit programs or plans and governing law.
1.Consideration.
(a)Separation Payment and COBRA Subsidy Payment. In accordance with the Agreement and in consideration for Employee’s execution of this Agreement and the promises, covenants, agreements, and general release of all claims set forth herein, the Company agrees to pay to Employee or on his behalf, and the Employee agrees to accept the following:
(i)The gross total sum nine hundred ninety four thousand five hundred dollars ($994,500) (“Separation Payment”). Employee acknowledges that the Separation Payment is equal to 15 months of his current salary and 15 months bonus at target. The Separation Payment, less applicable taxes and deductions, will be deposited into Employee’s bank account. This amount will be subject to tax withholdings and will be reported on an IRS Form W-2; and
(ii)If Employee provides Company with documentation showing to Company’s satisfaction that he timely and properly enrolled for COBRA coverage for the medical plan, dental plan, and vision plan, Employee will continue participation in these plans at the current “active” employee contribution rate for Employee and his eligible dependents (where applicable) and the Company will pay the “employer” share of the coverage payments, less applicable taxes and deductions for a maximum of 15 months (the “COBRA Subsidy Payment”). The COBRA Subsidy Payment will be tendered directly to Company’s third-party provider of COBRA coverage on his behalf; provided, that if participation in such plans cannot be maintained beyond the period permitted for COBRA, the Company will pay the COBRA Subsidy Payment directly to Employee.
(b)Timing and Conditions of Separation Payment and COBRA Subsidy Payment. Assuming Employee returns to Company a copy of this Agreement, and does not revoke the Agreement pursuant to Section 20, Company will provide Employee with the consideration described in Section 2(a) on the sixty-fifth (65th) day following the Separation Date. Employee acknowledges and agrees that no payment or benefit provided under this Agreement, including the consideration described in Section 2(a), will be owed to Employee unless and until he returns the signed Agreement to the Company without revocation.
(c)Tax Consequences. Employee agrees and acknowledges that he shall be solely responsible for all taxes, assessments, interest, and penalties determined to be due by any federal, state or local government, agency or any other tax authority, court or tribunal, in connection with the aforementioned settlement payment including, without limitation, any federal, state and local withholding taxes and Social Security taxes, except for Company’s original contributions to FICA that would have been required at the time of payment. Employee covenants that he has not relied on Company for advice regarding any tax liabilities or consequences.
(d)Adequate Consideration. Employee understands, agrees and covenants that the consideration set forth in Section 2(a) exceeds what Employee is otherwise entitled to receive upon separation from his Company employment, and that Employee would not receive said consideration but for Employee’s entering this Agreement. Employee accepts the consideration set forth in Section 2 as adequate and as the full, final, and complete settlement of all possible claims that Employee might have against Company as described in Section 4.
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Employee expressly understands, agrees and covenants that Company will not be required to make any payment, for any reason whatsoever, including, without limitation, any payment of attorneys’ fees or costs and any payment to Employee or any person, heir, estate, attorney, representative, successor, assign, or agent acting on Employee’s behalf in connection with any claim or right that might possibly be asserted by his or on his behalf.
2.Released Parties. As used in this Agreement, “Released Parties” means:
(a)MIMEDX Group, Inc., and any and all of its past, present and future predecessors, successors, affiliates, parents, subsidiaries, divisions, and related companies, including, without limitation MIMEDX Group, Inc. Severance Plan; and
(b)Any and all past or present predecessors, subsidiaries, affiliates and benefit plans, and each of their past, present and future officers, directors, trustees, members, administrators, agents, attorneys, employees and insurance carriers, as well as the heirs, successors and assigns of any of such persons or such entities related to MIMEDX Group, Inc. and MIMEDX Group, Inc. Severance Plan;
(c)Any and all past, present and future partners, shareholders, directors, officers, trustees, managers, employees, attorneys, agents, benefit plans (and their sponsors, fiduciaries and administrators), insurers, reinsurers, members and servants of any of the entities described in Section 3(a) or (b).
3.General Release of All Claims. In exchange for the consideration described in Section 2, Employee, for himself and on behalf of his heirs, estate, representatives, successors, assigns, and agents, hereby expressly and unconditionally releases and forever discharges Company and all other Released Parties from any and all claims arising at any time through the date of Employee’s execution of this Agreement, including, without limitation, all possible claims arising out of or in any way relating to Employee’s employment by Company, or the termination of that employment.
(a)This general release of claims covers, without limitation:
(i)any and all claims under any possible legal, equitable, contract, or tort theory including, without limitation, claims for wrongful discharge, employment termination in violation of public policy, negligent hiring, negligent supervision, infliction of emotional distress, fraud, promissory estoppel, breach of contract (except breach of this Agreement), breach of any other legal, equitable or fiduciary obligation, interference with contract or prospective economic advantage, false imprisonment, assault, battery, defamation, negligence, personal injury and invasion of privacy;
(ii)any and all claims under any possible statutory theory, including, without limitation, the following statutes, as amended: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act; the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, Employee Retirement Income Security Act, the Sarbanes Oxley Act, the Dodd-Frank Act, the National Labor Relations Act, the Workers Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Health Insurance and Portability Accountability Act, the Fair Credit Reporting Act, Employee Polygraph Protection Act, and any state, or local law, statute, ordinance, regulation or executive order prohibiting employment discrimination based on any legally protected characteristic,
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prohibiting retaliation for “whistleblowing” or any other legally protected activity, relating to leaves of absence, or otherwise governing Employee’s employment with, or separation of employment with, Company;
(iii)any and all claims of any kind or nature that Employee had, has, or may have, whether known or unknown, against Company or any of the Released Parties arising on or before the date of Employee’s execution of this Agreement, including, without limitation, any continuing effects; and
(iv)any and all claims for costs, expenses and fees of any and all attorneys who have at any time or are presently representing Employee in connection with this Agreement or any other claim or right released by him under this Agreement.
(b)This Agreement shall not waive, or be construed to waive: (i) any claim or right of Employee that cannot be waived under the law; (ii) any claim or right Employee might have to unemployment compensation benefits relating to Employee’s separation from employment with Company; (iii) any claim or right Employee might have to any vested benefits for which Employee may be eligible under any employee benefit program or plan of Company; (iv) any claim or right that arises after the date of Employee’s execution of this Agreement; (v) any claim related to the enforcement of this Agreement;; and (vi) any right or claim for indemnification of Employee for third party claims arising out of or related to Employee’s service as an employee, officer and director of the Company and its subsidiaries under those entities’ certificates of incorporation and bylaws, any indemnification agreement to which Employee is a party and any insurance policies held by the Company or subsidiaries providing indemnification coverage (subject to and accordance with the terms of such documents, agreements and policies).
(c)The Parties understand that nothing in this Agreement prohibits Employee from filing an administrative charge or complaint or otherwise reporting any possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation to any governmental agency or entity, including, without limitation, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or participating or cooperating in any investigation by any such federal, state or local administrative agency of such charge or reported violation of law. Employee, however, waives his right to monetary, injunctive, or other relief to which Employee might be entitled should any federal, state or local administrative agency or any other third party pursue any claims on Employee’s behalf arising out of or relating to his employment by Company or the termination of that employment. This means that by executing this Agreement, Employee will have waived any right to obtain a recovery if an administrative agency or any other person or entity pursues a claim against Company or any of the other Released Parties based on any actions taken by them up to the date of Employee’s execution of this Agreement, and that Employee will have released Company and the other Released Parties of any and all claims described under this Section 4 arising up to the date of his execution of this Agreement.
4.Affirmations. Employee affirms that: (a) Employee has neither filed or caused to be filed nor is presently a party to any claim, complaint, grievance, or action against Company or any of the other Released Parties in any form or forum; (b) other than the payments described under Section 2(a), Company owes Employee no leave (paid or unpaid), compensation, wages, bonuses, commissions, or other payment or benefit of any kind; (c) Company in no way has interfered with Employee’s exercise of any rights or denied Employee any benefit or entitlement provided under the Employee Retirement Income Security Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act or the Uniformed Services
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Employment and Reemployment Rights Act; (d) Employee suffered no on-the-job injuries or illnesses for which Employee has not already filed a workers’ compensation claim; and (e) prior to signing this Agreement, Employee engaged in no conduct that would violate Section 7, 8, 10 or 11 of this Agreement. Employee acknowledges and understands that the truthfulness and accuracy of the foregoing affirmations are a material term of this Agreement, without which Company would not have entered this Agreement.
5.No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Company or by Employee of liability or unlawful conduct of any kind, or evidence of any liability or unlawful conduct of any kind. Nothing in the preceding sentence shall preclude introduction of this Agreement by Company to establish that Employee’s claims have been resolved and/or released, or by either Party to establish a breach of this Agreement.
6.Confidentiality Agreement. Subject to Section 4(c) and except as otherwise required by law, Employee agrees that he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity, (i) the existence of this Agreement; (ii) the terms and conditions of this Agreement, including that any sums were paid to Employee; and (iii) the content of any and all settlement discussions related to this Agreement; (iii) any non-public information regarding Employee’s employment with the Company; or (iv) any claims or allegations of wrongdoing, or the basis for any such claims or allegations, which were or could have been made or asserted against the Company or any of the Released Parties, except that such information may be disclosed: (a) to Employee’s accountant, attorneys, domestic partner, and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; or (e) as otherwise required by law. To the extent that Employee is subpoenaed by any person or entity (including but not limited to any government agency) to give testimony or produce documents (in a deposition, court proceeding, or otherwise) which in any way relates to Employee’s employment by the Company and/or any of the Released Parties and/or this Agreement, Employee will, except as provided for in and subject to Section 4(c) of this Agreement or as prohibited by the order of court or government agency, give prompt notice of such request to William F. Hulse, Esq., or his successor at the Company.
The parties acknowledge and agree that this Section 7 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that Employee owes or may owe to the Company
The Parties acknowledge and agree that this Section 7 is a material provision of this Agreement, and that any breach of this Section 7 shall be a material breach of this Agreement.
7.Non-Disparagement Agreement. Subject to Section 4(c) and except as otherwise required by law, Employee will refrain from directly or indirectly making any comment, engaging in publicity, or taking any other action that reflects adversely upon Company or any other of the Released Parties. The Parties acknowledge and agree that this Section 8 is a material provision of this Agreement, and that any breach of this Section 8 shall be a material breach of this Agreement.
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The parties acknowledge and agree that this Section 8 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that Employee owes or may owe to the Company.
8.Cooperation. Except as provided for in and subject to Section 4(c) of this Agreement, Employee agrees that he will reasonably cooperate with the Company regarding any investigation, or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of the Company, which relate to events or occurrences that transpired during his employment with the Company. Employee’s cooperation shall include, but not necessarily be limited to: (i) attending meetings with and truthfully answering questions posed by representatives and/or attorneys of the Company; (ii) providing or producing documents relevant to such claim, proceeding, arbitration, or action, as applicable, to the extent that such documents are in Employee’s possession, custody, or control and as may be requested, from time to time, by representatives and/or attorneys of the Company; (iii) executing truthful and complete declarations or affidavits; and (iv) appearing as a witness at depositions, trials, arbitration hearings, or other proceedings without the necessity of a subpoena and testifying truthfully and completely. The Company agrees to reimburse Employee for all of his reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses, in accordance with any applicable Company policy as in effect from time to time, so long as Employee provides advance written notice of his request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this provision shall be construed or applied so as to obligate Employee to violate any law or legal obligation. Nothing herein is intended to unduly interfere with Employee’s other business or personal activities, and the Company shall use reasonable efforts to ensure any cooperation requested thereby does not unduly interfere with any subsequent employment and, to the extent that such cooperation does unreasonably interfere with Employee’s subsequent employment, it will be requested only if, upon a good faith determination by the Company, it is reasonably necessary.
9.Return of Company Property. Employee represents and warrants that he has returned all Company-issued property, including, without limitation, credit cards, keys, laptops, mobile and other computing devices, including all related peripheral equipment such as batteries and power cords, computer software, files, manuals, letters, notes, records, drawings, notebooks, reports and any other documents and tangible items that Employee received, acquired, prepared, used or maintained in connection with conducting business for or on behalf of Company, whether maintained at Employee’s office, home or any other location, and in all forms, including electronic form and expressly including documents and tangible items containing confidential information. Employee will not retain, disclose or make any further use, directly or indirectly, of any such Company property.
10.Existing Post-Employment Obligations. Employee acknowledges and agrees that nothing in this Agreement shall in any way limit, restrict, diminish, waive or otherwise reduce any post-employment obligation owed by Employee to Company under any agreement entered by Employee prior to this Agreement, any established policy of Company and/or governing law, including, without limitation, the Severance Agreement, MIMEDX Confidentiality and Non-Solicitation Agreement, MIMEDX Employee Inventions Assignment Agreement, and MIMEDX Non-Competition Agreement.
11.No Right to Reemployment. Employee acknowledges that neither Company nor any of the other Released Parties will ever be obligated to employ or reemploy Employee after he signs this Release.
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12.Amendment. This Agreement may not be modified, altered or changed except in a writing executed by both Parties wherein specific reference is made to this Agreement and to which a copy of this Agreement is attached.
13.Entire Agreement. This Agreement represents and contain the entire understanding between the Parties in connection with the subject matter therein. The Parties expressly acknowledge and recognize that there are no oral agreements, understandings or representations between them other than those contained in this Agreement, and any such prior agreements or understandings are hereby specifically terminated. This Agreement shall be binding upon and shall inure to the benefit of the executors, administrators, personal representatives, heirs, and/or successors and assigns of the Parties.
14.Severability. If any term, condition, clause, or provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under the law, then only that term, condition, clause, or provision shall be stricken from this Agreement, and this Agreement shall remain in full force and effect in all other respects, provided, however, if the general release of all claims in Section 4 is deemed to be invalid or unenforceable, Employee agrees to enter into a valid general release of all claims against the Released Parties that is drafted by and satisfactory to Company. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.
15.Construction. This Agreement was negotiated between the Parties and shall not be construed against any Party.
16.Governing Law. This Agreement shall be governed and construed in accordance with the laws of Georgia, without reference to principles of conflicts of laws.
17.Consultation with Attorney; Voluntary Release. Employee acknowledges that he has been advised to consult with an attorney and provided a fair and reasonable opportunity to do so before executing this Agreement. Employee further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he has executed it of his own free will, act and deed, without coercion, and with full knowledge of the nature and consequences thereof.
18.Consideration Period. Employee acknowledges that he has been given the opportunity to consider this Agreement for a period of sixty (60) days (the “Consideration Period”), which is a reasonable period of time. If Employee executes this Agreement prior to the expiration of the Consideration Period, Employee will thereby waive the remainder of the Consideration Period.
19.Revocation Period. Employee has a period of seven (7) calendar days following Employee’s execution of this Agreement in which to revoke this Agreement (the “Revocation Period”). For a revocation to be valid, Employee must deliver written notice that he has revoked this Agreement to Kate Surdez at ksurdez@mimedx.com by the expiration of the Revocation Period. If Employee revokes this Agreement as provided under this Section, Company shall have no obligations under this Agreement, including making any payments described under Section 2. If Employee does not revoke this Agreement as provided under this Section, then this Agreement shall take effect on the eighth (8th) day following Employee’s execution of this Agreement (the “Effective Date”).
20.Knowing and Voluntary Waiver of Age Discrimination Claims. Employee acknowledges that he enters this Agreement and waives any and all age discrimination claims
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under the Age Discrimination in Employment Act on a “knowing and voluntary” basis, as set forth in 29 U.S.C. § 626(f).
21.Execution in Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute one and the same instrument.
22.Electronic Copies. The Parties acknowledge and agree that an electronic copy of this Agreement, executed by both Parties, shall constitute an original of same.
SIGNATURES ON NEXT PAGE
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EMPLOYEE SWEARS THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT, THAT EMPLOYEE UNDERSTANDS COMPLETELY ITS CONTENTS, THAT EMPLOYEE UNDERSTANDS THE SIGNIFICANCE AND CONSEQUENCES OF SIGNING IT, AND THAT EMPLOYEE HAS HAD A FULL AND FAIR OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN ALL OF ITS CONTENTS AND RAMIFICATIONS.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE PAYMENTS AND OTHER BENEFITS SET FORTH IN THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE AGAINST COMPANY.
IN WITNESS WHEREOF, Employee and Company knowingly and voluntarily executed this Agreement as of the date(s) set forth below:

For Employee:

/s/ Robert Stein___________________________ Robert Stein for himself and his heirs, estate, representatives, successors, assigns, and agents	Dated: July 1, 2023__________________

For MIMEDX Group, Inc.:	Dated: June 28, 2023______________
/s/ Kate Surdez ________________ (Signature)
Kate Surdez CHRO

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